Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Antonella Franzen
	609-720-4261	609-720-4665

TYCO INTERNATIONAL COMPLETES SALE OF MAJORITY INTEREST IN ELECTRICAL AND METAL PRODUCTS BUSINESS TO CLAYTON DUBILIER & RICE

SCHAFFHAUSEN, Switzerland, December 22, 2010 — Tyco International Ltd. (NYSE: TYC) today announced that it has completed the sale of a 51% stake in its Electrical and Metal Products business to the private equity firm Clayton Dubilier & Rice, LLC (CD&R).  Under terms of the transaction announced last month, Tyco will receive total cash proceeds of approximately $720 million.

The Electrical and Metal Products business will operate as a standalone entity under the name Atkore International (“Atkore”). The business designs, manufactures and sells galvanized steel tubes and pipes, electrical conduit, armored wire and cable, metal framing systems and building components serving a wide range of construction, electrical, fire, security, and mechanical applications. The business generated 2010 revenue of $1.4 billion.

ABOUT TYCO

Tyco International Ltd. (NYSE: TYC) is a diversified, global company that provides vital products and services to customers around the world. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2010 revenue of $17 billion and has more than 100,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

ABOUT CLAYTON, DUBILIER & RICE, LLC

Founded in 1978, Clayton, Dubilier & Rice, LLC is a private equity firm with an investment strategy predicated on producing superior financial returns through building stronger, more profitable businesses. The Firm’s professionals include a combination of financial and operating executives. Since inception, CD&R has managed the investment of approximately $15 billion in 48 U.S. and European businesses with an aggregate transaction value of more than $70 billion.

CD&R has a long history of investing in market-leading distribution businesses.  For more information, please visit www.cdr-inc.com.